CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 / S-3 of Hampshire Group, Limited of our report dated February 5, 2000 relating to the financial statements of Item-Eyes, Inc. for the year ended December 31, 1999 and December 31, 1998 and our report dated January 30, 1999 and January 30, 1998.



/s/ Berenson & Company LLP
--------------------------
Berenson & Company LLP

New York, New York
January 15, 2001